                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                            PATRIOT SCIENTIFIC CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   70336N 10 7
                              --------------------
                                 (CUSIP Number)

                                JANUARY 20, 2000
           -----------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|  Rule 13d-1(b)

           |X|  Rule 13d-1(c)

           |_|  Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 70336N 10 7                 13G


--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             SwartzPrivate Equity, LLC, a Georgia limited liability company, the sole members of which are Eric Swartz and Michael Kendrick
                           IRS Identification No. 58-2412423

--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) |_|

                                                                        (b) |X|

--------------------------------------------------------------------------------
3        SEC USE ONLY


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4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                          Georgia
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                              5     SOLE VOTING POWER
                                       3,144,769 shares                    6.9%
          Number of          ---------------------------------------------------
           Shares             6     SHARED VOTING POWER
        Beneficially                  -0- shares                              0%
          Owned By           ---------------------------------------------------
            Each              7     SOLE DISPOSITIVE POWER
          Reporting                   3,144,769 shares                      6.9%
           Person             --------------------------------------------------
            With              8     SHARED DISPOSITIVE POWER
                                      -0- shares                             0%
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        3,144,769 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |-|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            6.9%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                               OO

--------------------------------------------------------------------------------

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CUSIP No. 70336N 10 7                 13G

ITEM 1(a)  NAME OF ISSUER:

                     Patriot Scientific Corp.

      (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     10989 Via Frontera, San Diego, CA 92127

ITEM 2(a)  NAME OF PERSON FILING:

                     Swartz Private Equity, LLC

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                     200 Roswell Summit, Suite 285
                     1080 Holcomb Bridge Road
                     Roswell, GA 30076

ITEM 2(c)  CITIZENSHIP:

                     USA; a Georgia limited liability company

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

                     Common Stock

ITEM 2(e)  CUSIP NUMBER:

                     70336N 10 7

ITEM 3               N/A

ITEM 4.    OWNERSHIP

           (a) Amount Beneficially Owned:  3,144,760 shares

           (b) Percent of Class:  6.9%

           (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 3,144,769 shares

               (ii)  shared power to vote or to direct the vote:  -0- shares

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CUSIP No. 70336N 10 7                 13G

               (iii)  sole power to dispose or to direct the disposition of:
                        3,144,769 shares

               (iv)   shared power to dispose or to direct the disposition of:
                        -0- shares

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT OF BEHALF OF ANOTHER PERSON.

                   N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   N/A

ITEM 9.    NOTICE OF DISSOLUTION OF THE GROUP.

                   N/A

ITEM 10.   CERTIFICATION.

           The following certification shall be included if the statement if filed pursuant to Rule 13d-1(c):

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as participant in any transaction having such purposes of effect.


                                   Page 4 of 5

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CUSIP No. 70336N 10 7                 13G


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 16, 2000
                                               ---------------------------------
                                                               Date

                                               Swartz Private Equity, LLC

                                               By:    Eric S. Swartz
                                                  ------------------------------
                                                      Eric S. Swartz, Manager



        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties for whom copies are to be sent.


ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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